 EXECUTION COPY

Exhibit 4.19

FORBEARANCE, WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FORBEARANCE, WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of November 17, 2006 (this “Forbearance and First Amendment”), is entered into by and among INTEGRATED BRANDS INC., a New Jersey corporation, ESKIMO PIE FROZEN DISTRIBUTION, INC. a Delaware corporation, ESKIMO PIE CORPORATION and COOLBRANDS DAIRY, INC. (each a “Borrower” and, collectively, the “Borrowers”), each of the Guarantors on the signature pages hereto (the “Subsidiary Guarantors”), COOLBRANDS INTERNATIONAL INC., a Canadian federal corporation (the “Parent” and together with the Subsidiary Guarantors, the “Guarantors”), the several banks and other financial institutions identified as “Lenders” on the signature pages hereto (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Parent, the Borrowers, the Subsidiary Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of April 21, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, certain Events of Default set forth on Schedule A hereto have occurred and are continuing under Credit Agreement (the “Existing Events of Default”);

WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent forbear from exercising certain rights and remedies in respect of the Existing Events of Default, and the Administrative Agent and the Lenders have agreed to do so, but only upon the terms and conditions set forth herein;

WHEREAS, the Borrowers have requested, and the Lenders, the Administrative Agent and the Guarantors have agreed, on terms and conditions set forth herein, to certain modifications and waivers of the Credit Agreement; and

WHEREAS, from and after the Effective Date (as hereinafter defined) of this Forbearance and Amendment, the Credit Agreement shall be amended, subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.                      Definitions.  Unless otherwise defined herein, capitalized terms used in this Forbearance and First Amendment, including its preamble and recitals, shall have the meanings ascribed thereto in the Credit Agreement.

ARTICLE II

ACKNOWLEDGMENT OF EVENTS OF DEFAULT; FORBEARANCE

Section 2.1.                      Forbearance.

a.           On the terms and subject to the conditions set forth in this Forbearance Agreement, the Administrative Agent and the Lenders agree to forbear from taking any action or exercising any right or remedy at law or in equity permitted to be taken or exercised by them under the Credit Agreement or the other Loan Documents or under applicable law with respect to the Existing Events of Default during the period (the “Forbearance Period”) beginning on the Effective Date (as hereinafter defined) and ending on the Maturity Date; provided, however, that such forbearance shall extend only to the Existing Events of Default and not to any other Default or Event of Default now existing or occurring after the Effective Date and shall not in any way or manner restrict the Administrative Agent or the Lenders from exercising any rights or remedies they may have with respect to the Existing Events of Default from and after the expiration or termination of the Forbearance Period or with respect to any other Default or Event of Default at any time.  The Forbearance Period shall automatically terminate and expire on the Maturity Date without any requirement for notice to the Borrowers, the Borrower Representative or any other Loan Party or any other Person and all rights, remedies and privileges of the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents shall be available to, and capable of exercise by, the Administrative Agent and the Lenders.

b.           Notwithstanding anything to the contrary set forth in the Credit Agreement or any other Loan Document, the Loan Parties, the Administrative Agent and the Lenders agree that from and after the date hereof, upon the occurrence and during the continuance of a Default or Event of Default that, in each case, is not an Existing Event of Default, no Lender shall have any obligation to make Revolving Loans pursuant to the Credit Agreement.

c.           The Administrative Agent and the Lenders agree that, notwithstanding the occurrence and continuance of the Existing Events of Default and the provisions of Section 2.13(d) of the Credit Agreement, during the Forbearance Period, interest shall accrue on the Loans and any other amounts outstanding under the Credit Agreement at the non-default rate set forth in the Credit Agreement.

d.           Notwithstanding any other term or provision of the Credit Agreement to the contrary, beginning on the Effective Date and each month thereafter during the Forbearance Period, interest on all Loans shall be payable in arrears on the last Business Day of each month.

ARTICLE III

ADDITIONAL AGREEMENTS

Section 3.1.                      Asset Sales; Application of Net Proceeds.

(a)           In order to induce the Administrative Agent and the Lenders to enter into this Forbearance and First Amendment and, notwithstanding any term or provision to the contrary in any of the Loan Documents, each Loan Party acknowledges and agrees that: (i) the first $1,000,000 of Net Proceeds received by any Loan Party from any sale, transfer or other disposition of any property or asset of any such Loan Party other than the assets set forth on Schedule B hereto shall be deposited into an account (the “Cash Collateral Account”) maintained with the Administrative Agent as collateral security for the Obligations, (ii) upon any sale, transfer or other disposition of the EP Brands or Sam Pak, as set forth on Schedule B hereto, there shall be paid to the Administrative Agent, for the ratable benefit of the Revolving Lenders, an amount of Net Proceeds equal to the sum of $3 million less the amount on deposit in the Cash Collateral Account which Net Proceeds shall be applied to the mandatory prepayment of the Revolving Loans in excess of $6,000,000 and the permanent reduction of the Revolving Commitment in excess of $6,000,000 (in the latter case, regardless of whether there are any Revolving Loans outstanding in excess of $6,000,000) and (iii) upon a sale of the capital stock or assets of Dairy, there shall be paid to the Administrative Agent for the ratable benefit of the Lenders an amount sufficient to pay (a) the Secured Obligations in full and (b) any amounts owing to Chase, as Administrative Agent under the Americana Credit Agreement.  In the case of payments made under clause (iii) of the immediately preceding sentence, the Revolving Commitment shall be terminated.  After application of the Net Proceeds specified in clauses (i) and (ii) above, the Loan Parties may from time to time deposit the Net Proceeds received by any Loan Party from any sale, transfer or other disposition of any property or asset of any such Loan Party into an account (the “Working Capital Account”;

and together with the Cash Collateral Account, the “Accounts”) maintained with the Administrative Agent in order to fund the working capital requirements of the Borrowers.  To the extent that EPDS (East) sale occurs prior to the Effective Date, the Borrowers shall retain $1,000,000 of such proceeds to be deposited into the Cash Collateral Account immediately upon the Effective Date.

(b)           The Loan Parties acknowledge and agree that all funds maintained in the Accounts constitute Collateral securing the Obligations of the Loan Parties under the Credit Agreement and the other Credit Documents.

(c)           Subject to the occurrence of the Effective Date (as defined hereinafter), the Lenders hereby authorize and direct the Administrative Agent: (i) to release to the Borrowers from time to time during the Forbearance Period amounts maintained in the Working Capital Account to fund the Borrowers’ operating requirements; and (ii) to hold the remainder of the funds maintained in the Working Capital Account as Collateral for the Obligations.

Section 3.2.                      Non-Payment of Revolving Loan Obligations.  The parties hereto hereby acknowledge and agree that in the event the Revolving Loan Obligations shall not have been repaid in full in cash on the Maturity Date, the Administrative Agent shall be irrevocably authorized without any requirement for notice to the Borrowers, the Borrower Representative or any other Loan Party or any other Person to: (i) apply any funds held in the Accounts to the repayment of the Revolving Loan Obligations and the permanent reduction of the Revolving Commitment and (ii) request drawings under the Standby Letter of Credit (as hereinafter defined) in an amount equal to the Revolving Loan Obligations outstanding on the date of presentment, (after application and receipt of any funds held in the Accounts and concurrent reduction of Obligations) up to a maximum amount equal to $5,000,000, which drawings shall be applied to the permanent repayment of the Revolving Loan Obligations and the reduction of the Revolving Commitment.

Section 3.3.                      Expenses.  The Borrowers shall pay to the Administrative Agent for the ratable benefit of the Lenders all expenses and fees due and owing under the Credit Agreement and other Loan Documents on a current pay basis.

Section 3.4.                      Advisor Fees and Expenses.  During the Forbearance Period:

(a)           the Borrowers shall not be obligated to retain the services of a financial advisor unless they determine to do so in their discretion; and

(b)           the Administrative Agent and the Lenders agree that they shall not seek reimbursement of fees and expenses of any financial advisor retained by the Administrative Agent or the Lenders.

Section 3.5.                      Availability.  On the terms and subject to the conditions set forth herein, the Lenders hereby agree that, during the Forbearance Period, the Availability Block, currently set at $12,500,000, shall be reduced to zero and shall not be reinstated in any amount during the Forbearance Period.  For the avoidance of doubt, all other provisions of the Borrowing Base shall remain in effect.

Section 3.6.                      Grant of Security Interest.  The Lenders and the Administrative Agent consent to the Borrowers and the Guarantors granting a junior security interest to 2118769 Ontario Inc. (“Ontario Inc.”) and Michael Serruya (“Serruya”) with respect to their obligations to Ontario, Inc. and Serruya resulting from the Indemnification and Waiver (as defined below) and the Standby Letter of Credit (as defined below), subject to such security interest and claims being subordinated to the security interest securing the Obligations on terms satisfactory to the Administrative Agent.  The Borrowers acknowledge and agree that the Lenders and the Administrative Agent are relying on the Borrowers’ representations in Article VII hereof in granting this consent.

ARTICLE IV
WAIVERS

Section 4.1.                      Waivers.

(a)           The Lenders hereby agree to waive the Existing Events of Default for the duration of the Forbearance Period.

(b)           The Lenders hereby agree to waive the Borrowers’ compliance with Sections 5.01(a), (b), (f), (k), (l), (n), (o) and (p), 5.17, 5.18, 6.05, 6.12 and 6.13 of the Credit Agreement and any event of default under clause (m) of Article VII in connection with a change in the composition of the Board of Directors for the duration of the Forbearance Period.

(c)           Notwithstanding any term or provision to the contrary in any Loan Document, during the Forbearance Period, the consent of the Administrative Agent and the Lenders shall not be required in connection with any sale, transfer or other disposition of any property or asset of any Loan Party and the Lenders hereby agree to waive the mandatory prepayment requirements set forth in Section 2.11 of the Credit Agreement with respect to any such sale, transfer or other disposition; provided, however, that 100% of the Net Proceeds of any such sale, transfer or other disposition shall be applied in accordance with the provisions of Section 3.1 hereof; provided, further, that in the case of a sale of the capital stock or assets of Dairy, there shall be paid to the Administrative Agent for the ratable benefit of the Lenders an amount sufficient to pay (i) the Secured Obligations in full and (ii) all fees and expenses due and owing to Chase, as administrative agent under the Americana Credit Agreement.

ARTICLE V

AMENDMENTS TO CREDIT AGREEMENT

Section 5.1.                      Amendments.

(a)           Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Maturity Date” to read as follows:

“Maturity Date” means the earlier to occur of either of the following events:  (a) 5:00 p.m. (Eastern time) on May 17, 2007; (b) the date on which any Loan Party becomes subject to a proceeding under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors (including any case under Title 7 or 11 of the United States Code, as amended from time to time, or any successor statute) or (c) the date on which the Obligations are accelerated in accordance with the terms of Article VII of the Credit Agreement.

(b)           Section 1.01 of the Credit Agreement is hereby further amended by amending the definition of “Revolving Commitment” to read as follows:

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced from time to time pursuant to assignments by or to such Lender pursuant to section 9.04.  The amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Revolving Commitments is $8,000,000.

(c)           Section 1.01 of the Credit Agreement is further amended by adding thereto each of the following defined terms and definitions thereof in the proper alphabetical order:

“Forbearance and First Amendment” means that certain Forbearance, Waiver and First Amendment, dated as of November 17, 2006, among the Borrowers, the Guarantors, the Administrative Agent and the Lenders (as may be amended, modified or supplemented from time to time).

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Subordination Agreement, dated as of November 17, 2006, between the Administrative Agent and Chase, as administrative agent for the lenders party to the Americana Credit Agreement.

“Revolving Loan Obligations” means all obligations of the Borrowers to make payment, at the times and on the terms set forth in this Agreement, of the unpaid principal amount of and interest on the Revolving Loans and the payment or performance of all other obligations, liabilities and Indebtedness of the Borrowers to the Revolving Lenders arising under or in connection with any Loan Document, including, without limitation, all fees, costs, expenses and indemnity obligations thereunder.

“Subdebt Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement, dated as of November 17, 2006, by and among the Administrative Agent, Chase, as administrative agent for the lenders party to the Americana Credit Agreement, 2118769 Ontario Inc., an Ontario corporation and Michael Serruya, an individual.

(d)           The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended by inserting the phrase “Subdebt Intercreditor Agreement” after the phrase “the Loan Guaranty,” on the second line thereof.

(e)           Section 5.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 5.11.  Field Examinations.  During the pendency of an Event of Default, each Loan Party shall, at their expense and upon the Administrative Agent’s request, during normal business hours (and at any time when a Default exists) permit the Administrative Agent to conduct field examinations and accounting reviews of the existence and condition of the Accounts, Inventory and books and records of such Loan Party and each Subsidiary thereof and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents.”

(f)           To reflect the permanent reduction in the Revolving Commitments, the Commitment Schedule to the Credit Agreement is hereby amended by deleting such Schedule in its entirety and substituting therefor the Commitment Schedule attached hereto.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS

Section 6.1.                      Effective Date.  This Forbearance and First Amendment shall become effective on the date (the “Effective Date”) when all of the following conditions have been satisfied:

(a)           the Administrative Agent shall have received counterparts of this Forbearance and First Amendment executed on behalf of the Borrowers, the Guarantors and the Lenders;

(b)           the Administrative Agent shall have received an irrevocable standby letter of credit (the “Standby Letter of Credit”) in favor of the Administrative Agent, for the ratable benefit of the Revolving Lenders, in the aggregate face amount of $5,000,000, which Standby Letter of Credit shall be issued by an acceptable financial institution and be in form and substance satisfactory to the Administrative Agent;

(c)           the Administrative Agent shall have received executed counterparts of an indemnification and waiver agreement (the “Indemnification and Waiver”), dated as of the date hereof, by  and among Serruya, Ontario Inc., JPMorgan Chase Bank, N.A., in its respective capacities as Administrative Agent and Lender under the Credit Agreement and the Americana Credit Agreement and General Electric Capital Corporation and GMAC Commercial Finance LLC, in their respective capacities as lenders under the Credit Agreement and the Americana Credit Agreement, in form and substance satisfactory to the Administrative Agent;

(d)           the Administrative Agent shall have received a duly executed copy of the Master Assignment and Assumption, in the form of Exhibit A to the Americana Credit Agreement,  dated as of the date hereof, by and between each of the Assignors identified on the signature pages thereto and each of the Assignees identified on the signature pages thereto, and the transactions contemplated thereby shall have been consummated;

(e)           the Administrative Agent shall have received a duly executed copy of the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent;

(f)           the Administrative Agent shall have received a duly executed copy of the Subdebt Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent;

(g)           no Default or Event of Default, other than the Existing Events of Default, shall have occurred;

(h)           the representations and warranties made by each of the Loan Parties herein shall be true and correct in all material respects;

(i)           the Loan Parties shall have obtained all consents and waivers from any Person necessary for the execution, delivery and performance of this Forbearance and First Amendment and any other document, action or transaction contemplated hereby;

(j)           the Borrowers shall have paid the Administrative Agent, by wire transfer of immediately available funds, in accordance with the Credit Agreement and the other Loan Documents, all fees accrued and unpaid as of the Effective Date; and

(k)           the professional fees and expenses of the Administrative Agent and the Lenders, including the reasonable fees and expenses of the Administrative Agent’s legal counsel and financial advisor, Carl Marks Advisory Group (“CMAG”), shall have been paid in full by wire transfer of immediately available funds.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1.                      Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Forbearance and First Amendment, the Loan Parties represent and warrant to the Administrative Agent and the Lenders as follows:

(a)           the execution, delivery and performance by the Loan Parties of this Forbearance and First Amendment and the performance by the Loan Parties of their respective obligations under the Credit Agreement as modified by this Forbearance and First Amendment (and the transactions contemplated thereby) (i) have been duly authorized by all requisite corporate or other action on the part of the Loan Parties and (ii) do not (x) contravene or violate any of the organizational or constitutive documents of the Loan Parties, (y) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Loan Parties, or (z) result in, or require the creation or imposition of, any Lien on any property or assets of the Loan Parties except pursuant to the terms of the Loan Documents;

(b)           upon the effectiveness of this Forbearance and First Amendment, it will constitute the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, in each case subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law);

(c)           except with respect to the occurrence of the Existing Events of Default, the representations and warranties set forth in Article III of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects, or in the case of a representation and warranty that is qualified by a Material Adverse Effect shall be true and correct, with the same effect as if made on the Effective Date (except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time); and

(d)           except with respect to the occurrence of the Existing Events of Default, after giving effect to the amendments set forth in this Forbearance and First Amendment, no Default or Event of Default has occurred and is continuing.

ARTICLE VIII

ACKNOWLEDGEMENTS BY BORROWER AND GUARANTORS

Section 8.1.                      Acknowledgments of Indebtedness.

(a)           Each Borrower hereby confirms and acknowledges, as of the date hereof, that it is validly indebted to the Administrative Agent and the Lenders for the payment in full of all Secured Obligations, without defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever.

(b)           Each Guarantor hereby confirms and acknowledges as of the date hereof that it is validly indebted to the Administrative Agent and the Lenders for the payment in full of all Secured Obligations which it has guaranteed, without defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever.

Section 8.2.                      Release.  Each of the Borrowers and each of the Guarantors, on its own behalf, and on behalf of its successors and assigns, hereby releases, waives and forever discharges the Administrative Agent, the Lenders and all of their officers, directors, employees and agents from any and all actions, causes of action, debts, dues, claims, demands, liabilities and obligations of every kind and nature, both in law and equity, known or unknown, whether matured or unmatured, absolute or contingent arising from the beginning of the world through the date hereof with respect to this Forbearance and First Amendment, the Credit Agreement, the other Loan Documents and the transactions contemplated thereby.

Section 8.3.                      Loan Documents Still in Force.  Each of the Borrowers and the Guarantors hereby (a) ratifies and affirms in their entirety the Credit Agreement and the other Loan Documents and (b) subject to the terms and conditions of this Forbearance, agrees that the Credit Agreement and other Loan Documents shall remain in full force and effect throughout the Forbearance Period and from and after the expiration or termination thereof.  Each of the Borrowers and the Guarantors agrees that nothing in this Forbearance and First Amendment shall, or shall be construed to: (i) impair the validity, perfection or priority of the lien and security interest created under or evidenced by any Mortgage, any Security Agreement or any of the other Collateral Documents to which it is a party; (ii) waive or impair any rights, powers or remedies of the Administrative Agent or the Lenders under the Loan Documents upon termination of the Forbearance Period, all of which are expressly reserved; (iii) require the Administrative Agent or the Lenders to extend the Forbearance Period, or grant additional cure or forbearance periods, or otherwise modify this Forbearance and First Amendment; or (iv) waive the Existing Events of Default except as expressly set forth herein.

ARTICLE IX

MISCELLANEOUS

Section 9.1.                      Loan Document.  This Forbearance and First Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement, including Article VII thereof.

Section 9.2.                      Counterparts, etc.  This Forbearance and First Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same agreement.  Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart.

Section 9.3.                      GOVERNING LAW.  THIS FORBEARANCE AND FIRST AMENDMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 9.4.                      Successors and Assigns.  This Forbearance and First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.5.                      Entire Agreement.  This Forbearance and First Amendment and the other Loan Documents set forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and thereof and supersede any prior negotiations and agreements among the parties relative to such subject matter.  No promise, condition, representation or warranty, express or implied, not herein or therein set forth shall bind any party hereto, and no one of them has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in this Forbearance and First Amendment, no representations, warranties or commitments, express or implied, have been made by any party to any other party with respect to the subject matter of this Forbearance and First Amendment.  None of the terms or conditions of this Forbearance and First Amendment may be changed, modified, waived or canceled, orally or otherwise, except as provided in the Credit Agreement.

Section 9.6.                      Relationship. The Loan Parties agree that the relationship between the Administrative Agent, the Lenders and the Loan Parties is that of creditor and debtor and not that of partners or joint venturers.  This Forbearance and First Amendment does not constitute a partnership agreement, or any other association between the Administrative Agent, the Lenders and the Loan Parties.  The Loan Parties acknowledge that the Administrative Agent and the Lenders have acted at all times only as creditors to the Loan Parties within the normal and usual scope of the activities normally undertaken by a creditor and in no event have the Administrative Agent or any of the Lenders attempted to exercise any control over the Loan Parties or their respective businesses or affairs.

Section 9.7.                      No Third Party Beneficiaries.  This Forbearance and First Amendment is made and entered into for the sole protection and benefit of the Loan Parties, the Administrative Agent and the Lenders and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.

Section 9.8.                      Expenses. All reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and administration of the forbearance contemplated herein, including, without limitation, the reasonable fees and disbursements of Kaye Scholer LLP and CMAG shall be paid or reimbursed by the Borrowers, promptly upon receipt of invoices therefor; provided, that the Borrowers shall not be required to reimburse the Administrative Agent for the fees and expenses of CMAG or any other financial advisor retained by the Administrative Agent or the Lenders during the administration of the forbearance contemplated herein.

Section 9.9.                      Full Force and Effect.  This Forbearance and First Amendment shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any term or condition of the Credit Agreement, the other Loan Documents or any of the instruments or agreements referred to therein or a waiver of any Default or Event of Default under the Credit Documents, whether or not known to any of the Administrative Agent or any of the Lenders or (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or have in the future under or in connection with the Credit Agreement, the other Loan Documents or any of the instruments or agreements referred to therein.  Except to the extent hereby amended or modified, the Credit Agreement and each of the Loan Documents shall continue in full force and effect in accordance with the provisions thereof, and are hereby ratified and confirmed.  As used in the Credit Agreement, the terms “Credit Agreement,” “this Agreement,” “herein,” “hereafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as modified by this Forbearance and First Amendment.  References to the terms “Agreement” or “Credit Agreement” appearing in the Exhibits or Schedules to the Credit Agreement or in the other Loan Documents shall, unless the context otherwise requires, mean the Credit Agreement as modified by this Forbearance and First Amendment.

Section 9.10.                                Consultation with Advisors.  Each of the Loan Parties acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Forbearance and First Amendment.  This Forbearance and First Amendment shall be deemed to have been jointly drafted and shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Forbearance and First Amendment or any part hereof or thereof to be drafted.

Section 9.11.                                Invalidity; Severability.  Whenever possible, each provision of this Forbearance and First Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  Any provision of this Forbearance and First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12.                                Headings.  The headings of this Forbearance and First Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Forbearance and First Amendment.

Section 9.13.                                Survival.  Section 8.2 of this Forbearance and First Amendment shall survive the Maturity Date and the repayment of the Obligations.  All other representations, warranties, covenants, agreements, undertakings, waivers and releases by each of the Loan Parties contained herein shall survive until all Obligations shall have been indefeasibly paid in full in cash (whether or not the Maturity Date shall have occurred).

Section 9.14.                                Further Amendments and Consents.  Should there be a need for further amendments, modifications, waivers or consents with respect to the matters addressed herein or any other matters, requests for such amendments, modifications, waivers or consents shall be evaluated by the Administrative Agent and the Lenders when formally requested, in writing, by the Borrower Representative and except as otherwise expressly set forth herein to the contrary, the Administrative Agent and the Lenders may deny any such requests.  No such amendment, modification waiver or consent shall be effective unless made in accordance with the terms of the Credit Agreement.

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IN WITNESS WHEREOF the Borrowers, the other Loan Parties, the Lenders and the Administrative Agent have caused this Forbearance and First Amendment to be duly executed on the date first above written.

BORROWERS:	INTEGRATED BRANDS INC.

By: ____________________________________________ Name: Title:

ESKIMO PIE FROZEN DISTRIBUTION, INC.

By: ____________________________________________ Name: Title:

ESKIMO PIE CORPORATION

By: ____________________________________________ Name: Title:

COOLBRANDS DAIRY, INC.

By: ____________________________________________ Name: Title:

OTHER LOAN PARTIES:	COOLBRANDS INTERNATIONAL INC.

By: ____________________________________________ Name: Title:

SUGAR CREEK FOODS, INC.

By: ____________________________________________ Name: Title:

INTEGRATED BRANDS FRANCHISE CORP.

By: ____________________________________________ Name: Title:

COOLBRANDS SMOOTHIES FRANCHISE LLC By: INTEGRATED BRANDS FRANCHISE CORP., its sole member

By: ____________________________________________ Name: Title:

AGENT AND LENDERS:	JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender

By: ____________________________________________ Title:

GMAC COMMERCIAL FINANCE LLC, as a Lender

By: ____________________________________________ Name: Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent and as a Lender

By: ____________________________________________ Name: Title: